Exhibit 99.3

AspenBio Pharma, Inc.
Investor Update Call - Transcript
January 21, 2009

Operator:                      Good afternoon and thank you for participating in today’s conference call to discuss AspenBio Pharma, Inc.‘s initial preliminary data from its Food and Drug Administration, FDA, Clinical Trial of AppyScore, the world’s first blood-based test as an aid in the diagnosis of human appendicitis. The company will also discuss plans for the FDA approval, product development, and commercialization of AppyScore.

                                           Joining us today are AspenBio’s CEO, Richard Donnelly, and the company’s new Executive Chairman, Daryl Faulkner. They are joined by the company’s Vice Chairman, Greg Pusey; Dr. John Bealer, the inventor of AppyScore; and the company’s CFO, Jeffrey McGonegal. Following their comments, we will open the call for your questions.

                                           Before I continue, I'd like to take a moment to read the company's Safe Harbor statement. This call will include forward-looking statements made by AspenBio Pharma as defined by the Securities and Exchange Commission, or SEC. All statements, other than statements of historical fact, included in this call that address activities, events, or developments that AspenBio Pharma believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments, and other factors AspenBio Pharma believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the control of AspenBio. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including statements regarding the ability to successfully complete the clinical trials and pivotal studies required for FDA submission; obtain FDA approval for, cost-effective manufacture, and generate revenues from the appendicitis test as well as the animal products under this agreement and other new products; execute agreements required to successfully advance the company’s objectives; retain the scientific management team to advance the products; overcome adverse changes in market conditions and the regulatory environment; fluctuations in sale volumes; obtain and enforce intellectual property rights; and realization of intangible assets. Furthermore, AspenBio does not intend and is not obligated to update publicly any forward-looking statements. The statements made during this call should be considered in conjunction with the warnings and cautionary statements contained in AspenBio’s recent filings with the SEC.

                                            I’d like to remind everyone that this call will available of replay through January of 2009, starting this evening approximately 30 minutes after the completion of this call. Please refer to today’s press release for dial-in replay instructions. The webcast replay will also be available at AspenBio’s website at www.aspenbioinc.com.

                                            Now, let's turn the call over to AspenBio's Vice Chairman, Mr. Greg Pusey. Sir, please proceed.

Greg Pusey:                     Good morning. I'd like to thank the AspenBio shareholders and investors for attending this conference call today.

                                           As we are all aware, our recent press release reported results of our AppyScore clinical study which differed from earlier trials and what we had anticipated. We determined on a preliminary basis that the data from the recently completed trial were demonstrating results that were not consistent with prior trials or what we expected. We took that information very seriously and a massive effort was undertaken to accelerate a data review process that would normally have taken several weeks to complete in order to determine what certain top line facts were. We consulted with several of our outside professional advisors, including legal counsel and our Board, concerning the most appropriate public disclosure timing and policy.

                                           While significant work on data analysis in the study results remain to be done, our conclusion was that the disclosure of the preliminary results as soon as practical was needed to provide that information to the public, to our shareholders, especially given our recent stock trend. Detailed analysis of the data continues and will continue for some time. We engaged our staff, Board, and several consultants to assist us while we worked through the weekend in an effort that culminated in the recent release. While the results were not what we expected, we remain confident that the test marker molecule is a good predictor of appendicitis and will result in a very valuable breakthrough medical product.

                                           The purpose of this call is to provide additional information concerning the company and the appendicitis product’s status, and respond to inquiries. I need to be sure you are aware that there is significant information and next steps that we currently do not have answers for. Additionally, certain confidential information and near-term plans will not necessarily be publicly addressed at this time. We will provide timely updates and disclosures going forward as they become available and as we gain more information.

                                           One very exciting purpose of today’s call is to introduce Daryl Faulkner who, we are pleased to inform you, has agreed to become our Executive Chairman. Shortly, Daryl will provide a brief overview of the status of our activities, some of his insights into the trial, and hopefully provide confidence to the many people, our shareholders concerning the opportunities for AspenBio’s future.

                                           I think it is noteworthy that the company has a current cash balance of approximately $17.5 million in high quality short-term funds. Our cash burn rate over the past six-month period of the clinical study has averaged approximately $825,000 a month, and monthly average burn rate of $750,000 per month for all of 2008. If that spending rate were to continue, we’d have 21 months of cash on hand.

                                           The recent significant FDA trial continued to demonstrate what is showing consistently with literally thousands of blood and appendicitis samples we have historically tested. We have the correct marker and the test improves the current standard of care and the diagnosis of appendicitis. The test is now patented and we have additional patents pending. Additional patents will be sought as we advance our technology.

                                           The test has significant worldwide applicability and recent initial market research estimates indicate the market potential of approximately 12 million patients annually in the US with abdominal pain, according to Covance, an experienced medical market research firm we have engaged. Based upon benefits, features, and speed of the test, we believe the cassette with compact reader will be the test to launch, and it will be, and it will come in at an attractive price. Work is ongoing with our consultants to determine the most effective pricing strategy. The development of this cassette and reader system is well advanced in beta testing. We are in GMP development in preparation for final product design. The plan is further supported based upon trying to avoid pricing cost reimbursement issues on ELISA often sold at relatively low level.

                                           In 2008 and 2009, we have significantly expanded the Board, adding medical, scientific, insurance, and industry expertise in the form of Dr. Ratain, Michael Merson, John Landon, and now, Daryl Faulkner. Continued advancements are being made with the animal drug products, and we believe that the market for drugs licensed in 2008 to Novartis could exceed 200 million annually in revenues for that kind of product line. FDA approval is estimated to occur in 2012.

                                           The addition of Daryl to the key leadership position in AspenBio Pharma is terrific. I'm confident that under Daryl’s leadership and the hardworking efforts of our dedicated staff at Aspen, AppyScore will one day aid physicians worldwide in diagnosing the appendicitis condition. Daryl brings more than 25 years’ experience in developing and commercializing medical devices, drug and drug delivery systems, life science research tools, and molecular diagnostics. He most recently served as President, CEO, and a member of the Board of Directors of Digene Corporation, a NASDAQ-traded company prior to its acquisition by Qiagen. He has continued to serve as consultant to Qiagen, supporting the integration of the two companies and serving as Co-chair of the Executive Steering Committee with the new CEO of Qiagen. Faulkner also currently serves a s member of the Board of Directors of Osmetech, an emerging molecular diagnostic company.

                                           Prior to joining Digene, Faulkner spent eight years with Invitrogen in a number of senior roles, including Senior VP Europe, Senior VP IVGN International Operations, Senior VP of Strategic Business Units. Prior to Invitrogen, Faulkner’s career included 15 years at Abbott Laboratories, holding leadership positions in manufacturing operations and plant management. We look forward to Daryl directing his energy in helping to advance AspenBio, and I will now turn the call over to Daryl.

Daryl Faulkner:              Thanks, Greg, and good morning, everyone, and thank you for joining our call. I just wanted to take a few minutes to talk about my recent decision to come to Aspen in the role of Executive Chair, some of my early findings and opinions of the company, and then several action plans for the coming 90 days that will lead us to achieve the strategic objectives of the company that I know you are familiar with.

                                           I was introduced to AspenBio by John Landon, who joined the Board and was announced in December. You’ve previously heard that John and I had worked together at Digene where I was the CEO and a member of the Board, and he was a longstanding and highly respected member of that Board. Shortly after the New Year holiday, I was able to visit the company and begin my personal due diligence. In that process, I found a number of things that helped me reach the decision that I should join the company, and that there were a number of things that were doing well, that the company was doing well to create a great company. And as they did those things, they could change and improve healthcare practice and outcomes for my children, my grandchildren, and for yours, and in doing, executing well, we could significantly improve shareholder value. I made that decision just recently and nothing that I have seen so far has made me change that belief.

                                           Several specifics helped me make my decision to join AspenBio in the role that has been announced. I found that the company had a proprietary and very promising molecular molecule and market for a significant, unmet medical need. The medical advisors that I’ve spoken to, including John Bealer who you will hear from momentarily, supported this through their own clinical practice and their professional opinions and associations. I’ve seen nothing thus far that would make me change that opinion. I found a Board and a management team that was passionate and committed to achieving the promise of this medical discovery, and in doing so, serve you, the owners of the company. With that dedication to the mission, I found a company filled with extremely hardworking and motivated and committed employees. That’s all on the positive side of the ledger.

                                           But I also found some things that we could do better. The organization is thin, and as with a number of small companies that I see, several people are wearing several hats. As well as, and all well and good in low ambition companies. But when you have high ambitions, you must have the domain expertise and executive leadership equal to the challenges. The good news is that the Board had recognized this and began adding talent to the Board last year.

                                           This really leads to the second thing. A function of spreading people too thin is that it potentially leads to gaps in execution versus expectations. We simply need to execute better, not so much because we’re doing things wrong, but because we have big ideas and big ambitions, and we want to align our resources and efforts to achieve those expectations.

                                           And last, I found a company that needs to communicate better, with you, with the analysts, and others who follow our company. We simply need to improve our visibility with clear, honest, and a predictable communications rhythm.

                                           Now, the good news here, all of these things are fixable. They are the kinds of things that attract employees and investors to great companies, and these things we’ll do. The Board has been very clear in their expectations and supportive in early discussions about direction. In the coming days, I will address each of these foundational issues without diminishing those things we’re doing well. In addition, we will aggressively pursue programs to get our strategic objectives back on track with the FDA-approved diagnostic test that aids in the diagnosis of appendicitis. I see no reason that this is not still a very real event and I look forward to speaking with you with progress reports along the way.

                                           Now, I’d like to turn the podium over to Rich Donnelly, our CEO, who will make a few comments about the trial and the data analysis work that we’ve been undertaking. Rich?

Richard Donnelly:           Thank you, Daryl, and thanks for agreeing to join the company and helping us. I’d like to focus my comments on the primary findings of our recent blind AppyScore clinical study and other related matters.

                                           We began our blind trial in late June with an enrollment target of 800 patients and completed enrollment during the second week of December. We completed all data transfer to our independent trial management company on December 17th. We also completed final site inquiries by January the 5th, and the final data lock was achieved on January the 9th. The final trial data was transferred from our statistician from Aspen on Thursday, January the 15th, and final closeout monitoring was performed late last week.

                                           There were 586 evaluable patients in our study. 806 patients were enrolled, and approximately 220 were excluded due to various inclusion, excuse me, exclusion criteria and definitions after enrolment. These exclusions were due to specific pre-defined reasons in our FDA protocol, such as a lack of patient response on follow up which required the study site to call all patients that did not have appendicitis surgery seven days after leaving the ER to confirm they did not return to a hospital with appendicitis. If they could not be reached after three phone calls, due to IRB restrictions, they had to be excluded from our study.

                                           Upon receipt of the unblinded data late last week, a preliminary review of the top line results indicated a lower sensitivity, a significantly lower sensitivity that we were expecting based on our prior trials. An extensive further analysis over the weekend and Monday was undertaken to confirm if, in fact, the top line preliminary results were accurate. At the same time, we began a complete review of the study metrics and the quality control elements to determine if there were initial trends or drivers for lower sensitivity. Our press release was based upon these initial assessments. However, we need a few weeks for a complete data analysis.

                                           The primary assessment of the data indicates that the lower sensitivity is primarily due to a higher percentage of false negatives. Determining the reason for this higher percentage of false negatives is a focus of our work to understand the root cause, and we have some initial theories and potential fixes that are being tested on certain subgroups of the data. At present, we are working methodically to rule out processes concerning the study design, the data, and the study process, and believe that the functional integrity of the test, clinical study quality control, technician errors, or site-to-site variation are not causes.

                                            We have retained a set of carefully banked frozen blood samples for virtually all patients in our study. We’re focusing considerable review and retesting of patient samples to test potential hypotheses and solutions we are pursuing. We believe we will be in a position to provide additional information on this in the next few weeks.

                                           While our optimum sensitivity and negative predictive value targets were not at the high levels achieved in prior studies, we are encouraged with the data from this study as it continues to support our longstanding belief that AppyScore, even at these lower levels, when used in conjunction with other standard diagnostic approaches could provide a significant improvement in the evaluation of abdominal pain and aid in the diagnosis of appendicitis. The current standard of care in the emergency room for abdominal pain and appendicitis does not rely on any one test or diagnosis. The AppyScore test is intended to be used as one element of a diagnostic metric process in the emergency room to provide better information to the physician as part of a complete clinical workup, including standard blood tests. We are very encouraged with the data results achieved from using a combination of AppyScore and white blood cell count, which is part of our FDA study.

                                           In this blind study, using a subset of patients who were either negative or positive by both AppyScore and white blood cell count, we demonstrated a 97% sensitivity, and a 60% specificity computed at the lower AppyScore threshold of 15. This is a clear example of how AppyScore can be a major incremental improvement in the standard of care. A white blood cell count is part of a battery of tests routinely ordered for most patients being evaluated for abdominal pain to rule out or diagnose appendicitis. While we continue to study the reasons for the lower sensitivity outcome of our trial, it is important to point out that our blind trial study demonstrates that even with a lower standalone sensitivity, AppyScore, when combined with other test results, has tremendous clinical utility for emergency room doctors.

                                           In closing, I would like to address where this puts us in terms of our plan to obtain an FDA 510(k) clearance. In order to be sure that when we proceed for FDA submission, we have the highest likelihood to achieve a clearance and label claim we desire using a product strategy that maximizes the value for our shareholders. At present, we cannot yet confirm the timeline we expect to file our 510(k) submission with FDA. In ongoing evaluations, including input from our FDA consultants, we continue to believe that AppyScore will secure clearance by FDA; however, the timeline is being evaluated.

                                           It should be noted that while we did experience lower than expected sensitivity results in this trial, FDA clearance is not necessarily or specifically based on reaching a sensitivity negative predictive value or specificity target. Therefore, the preliminary results in this study should not be interpreted as insufficient for clearance based on these preliminary results.

                                           We believe we will be in a position to provide you with additional information on our FDA strategy in the next several weeks. We know the past 24 hours have been very, very difficult for our shareholders. Excuse me. We are working to get the answers and potential fixes we all need in these difficult times. Excuse me. We are working to get these answers and potential fixes we all need in these difficult times. We are confident in our test, in our marker, and that it can demonstrate high sensitivity and clinical utility in the weeks and months ahead while staying on our path of advancing our test to market clearance and worldwide clinical use. We believe we will be in a position to provide additional information in the next few weeks.

                                           I would like to now turn our call over to Dr. John Bealer, a pediatric surgeon who has been working closely with us for the past several years in the development of our appendicitis blood test, for some comments. John?

Dr. John Bealer:            Good morning, everyone. I’ll try to keep my comments short. In addition to being the co-inventor of this test, I’m also a clinical surgeon who deals with appendicitis patients daily, and I was asked to make a few comments about some of the clinical aspects of the test.

                                           Please understand that making a medical diagnosis is a very complicated decision-making process where an individual physician is going to render a judgment that’s based on many different sources of information. There’s no question that for appendicitis the current sources of medical information are not particularly good, and frequently, that information is conflicting.

                                           Since I began working on this project with AspenBio over five years ago, it has always been our mission to create a better clinical tool to help make this diagnosis, but we’ve never intended to supersede or replace the judgment of a skilled physician. I don’t believe that the clinical utility of any diagnostic test can be determined from a sole metric such as sensitivity because that single metric cannot take into account how the test will be integrated into an individual physician’s practice. I’m not saying that in the case of AppyScore sensitivity is not important. Clearly, it is important, but I don’t believe it should be the only consideration.

                                           The outcome data from our most recent 800-patient study, while it’s still being heavily analyzed, is lower than the standalone sensitivity that we have seen in any of our previous work. I don’t believe, however, that that in and of itself negates the clinical utility of AppyScore any more than I would’ve believed that the high sensitivity seen in the pilot work would guarantee clinical acceptance. The question of clinical acceptance or utility is far more complicated than that. I mean, it has to take into account the other clinical information that would be readily available to a physician at the time of diagnosis. In the specific case of appendicitis and AppyScore, a very good example of that other clinical information would be the white blood cell count, and you just heard Mr. Donnelly illustrate how the addition of that very simple clinical information, and again, in this case, white blood cell count, dramatically elevated the sensitivity and specificity of our test. That’s how physicians think. They are constantly adding and subtracting specific bits of information and assigning various weights to the clinical evidence in order to make their diagnostic judgments.

                                           While we currently have a preliminary number to report as the study sensitivity, I know that we don’t fully understand what that number means at this time. To gain that kind of understanding, it’s going to take a much more in-depth analysis of the study data. Despite around-the-clock work, we cannot finish that type of analysis in a few days to look at a study that took months to complete. This work is ongoing and we’re working very hard to try to complete it as soon as possible, but further conclusions are going to have to wait until we’ve had the opportunity to complete that analysis.

                                           Okay, at this point in time, I think we’d like to turn the call back to Kevin and ask Kevin to start questions and answers.

Operator:                        Thank you, sir. At this time, if you’d like to register to ask a question, please press the star and one on your touchtone phone. Keep in mind you may remove yourself from the question queue at any time by pressing the pound key. Once again, to register to ask a question, please press the star and one keys now. We’ll pause momentarily to give everyone an opportunity to join the question queue. We appreciate your patience and we’ll take our first question momentarily.

                                           And our first question will come from the site of Jim Kennedy. Your line is open.

Jim Kennedy:                    Hi, guys.

Male Speaker:                  Good morning, Jim.

Jim Kennedy:                    Thanks for the update. A couple of questions for you. Can you describe, I’m assuming the trial that we just completed did not have the white blood cell count as part of the protocol, number one. I could be wrong there, but how did we come about looking at white blood cell count? Did we find out about it after the trial began?

                                           And then, why wouldn’t, if our premise is that by combining this with some reading on the appy scale, we get the results we want, why wouldn’t we just say to the FDA, hey, you know, and maybe we don’t need to, but why wouldn’t we say to the FDA, hey, let us top this through another 500-person trial or 800-person trial? I mean, do we realistically think that they’re going to say, okay guys, you know, you didn’t meet whatever endpoint we’re looking for, go ahead and monkey around with the data and we’ll let it go through? I mean, wouldn’t they be a lot stricter in this environment?

                                           I mean, it sounds, on one hand, that we’ve got tremendous information when we combine the white blood cell count. So, I guess three-part question. When did we find out about that, and why wouldn’t we just go ahead and immediately start looking at another quick trial using that as a protocol?

Dr. John Bealer:           Jim, we have actually looked at that area over the last year or so, and some of our press release disclosed that fact. I’m going to ask Rich Donnelly to specifically address that comment because I think he’s got an on-point answer relative to where we are with the white blood cell count.

Richard Donnelly:           Yes. First, Jim, it is part of our FDA study, so it’s in our protocol, and it is a demonstration that we wanted to show the agency as an aid in the diagnosis of appendicitis, which is our core indication for use, that when in combination with white blood cell count, that the sensitivity and specificity is exceptional.

                                           I wanted to point out that we, the main discovery of this was in terms of we’ve been watching this for some time, but we always believed that the very high sensitivity of AppyScore would be such that it would need a direct comparison to another test because as a practical matter and a fundamental issue with FDA, you can’t necessarily use another metric to get your test approved. But I want to describe two big things on when did we learn this.

                                           In the pilot study prior to the FDA trial, that is where we clearly demonstrated to ourselves that the combination with white blood cell count could give us exceptional results. In about mid-December, we submitted that pilot data for publication because it was so strong in terms of working with AppyScore in getting a very high level of sensitivity. And that abstract that we’ve submitted for publication demonstrated that when you combine AppyScore and white blood cell count, you actually, and that is reported, by the way, in our press release, that is where we achieved 100% sensitivity and 100% negative predictive value with a specificity at the lower cutoff of 54% and at the upper cutoff at 67%.

                                           So, I just want to be clear. Number one, it is part of our FDA study. Number two, it is a very, very important tool in that we’re seeing strong results in correlation. And, did I answer it sufficiently for you, Jim?

Jim Kennedy:                   So, Rich, let me understand. So, it was part of the study.

Richard Donnelly:           Yes.

Jim Kennedy:                   ;But we, I guess, prognosticated that the AppyScore alone would be sufficient to give us an adequate reading, yay or nay. Were we, since it was part of the study, was it not our premise that the two together could be very useful?

Richard Donnelly:           Yes, Jim, that is part of our study. However, and along with other metrics, but that direct comparison is part of our study. And I can disclose we actually submitted this pilot data to the FDA in the fall timeframe when the data was available to demonstrate this as part of our ongoing calibration with them to gain clearance. And obviously, that was extremely good data. And while we were somewhat, we were a little surprised by the sensitivity in our blind trial, your area of questioning is very important because, you know, virtually every abdominal pain patient that’s being worked up gets a white blood cell count. And to be able to have one more new metric to drop in there like AppyScore, and to produce those kinds of accuracies, is very important.

                                           There’s one really important concept I want to make sure everyone understands, though, about the white blood cell count-AppyScore association. It is an association based on what’s called a plus-plus minus-minus analysis, and what that means is, if AppyScore is positive and white blood cell count is elevated, or if AppyScore is negative and white blood cell count is normal, those are the patients that come in to this analysis. And why that’s very important is of our, in our current cutoff, I just have to sit back to get my numbers straight, at the lower cutoff that we’ve reported in our press release, 56% of the patients had either plus-plus or minus-minus. And when you have things like in the pilot trial with 100% negative predictive value or 100% sensitivity, that is certainty in those populations. And I just want to be clear, it’s not in every single AppyScore or every single white blood cell count patient. It’s only in those patients where the AppyScore is either elevated, white blood cell is elevated, or AppyScore is not elevated and white blood cell count is normal. But what’s exciting for us is it’s usually around 55 to 60% of the patients. In our particular study, of this study, we’re taking, we’re hopefully taking to the FDA, it was 56% of the patients.

Jim Kennedy:                  So, our premise, Rich, is that, is this is so powerful, but it’s a sub-segment of the overall testing group; that in that 56% population, this could be an extremely valuable test.

Richard Donnelly:           That’s correct. And you know, we always believed that standalone sensitivity of AppyScore is extremely high, but it’s pretty clear on the same diagnostic sheet of paper that a doctor gets to workup a patient, he’s staring at a white blood cell count, and so that’s why we’re so encouraged, Jim.

Jim Kennedy:                   Rich, was there some breakdown at this point based on age?

Richard Donnelly:           Yes. We have a complete assessment of that. If it's okay, I don't want to get into that; but I can say it's in the range that we previously saw. And if I was pressed, I might say it's just a little lower than we previously saw.

Jim Kennedy:                   Okay. So, should we walk away from today’s call then believing that when you all go back and finish massaging the data, and again, you haven’t completed that process yet, that we’re hopeful that the statistics or information coming out of this might be enough for the FDA to say, okay, we like what we see? Or, you know, I mean, I know you can’t give me a percentage, but is that what we’re thinking at this point?

Richard Donnelly:           I think that’s a fair comment. I would just say we might say it differently. We have nothing, nothing we can see right now gives us any belief that this would not be acceptable to the agency. And I do want to point out that the agency is not specifically looking for us to reach a specific sensitivity number, a negative predictive value number, or a specificity number, you know? So, I want to make sure that’s clear, that this is not some kind of failure such that we could not go to the agency. It’s just the decision is much more complex in terms of also making sure we have the highest probability of clearance.

Jim Kennedy:                   Well, Rich, let me ask you then. Not to be devil’s advocate here, but if we do this and we go through many weeks or months or however long it takes, (inaudible) the FDA and the FDA comes back and says, sorry guys, you know, you’ve to rework this, you’ve got to do this, you’ve got to do that, and here we are out in March-April-May, saying uh-oh, you know, we’re back to square one, we’ve got to do a new trial. What’s the downside, other than time and a little bit of cost, for us to run a new trial at this point, given a different structure, a protocol that everyone including all your new Board people and consultants, et cetera, are happy with, where we’re pretty confident that we’ve solved a lot of, if there are design issues related to earlier trials, and therefore, we come to the FDA with a clean slate with some great information. Does that, is that even in the thought process or just not necessary at this point?

Richard Donnelly:           I would tell you that that is, we don’t think it’s absolutely necessary, but I can tell you that that is one of the options we are obviously currently considering and, you know, as an extra insurance policy, if we needed it. So, we have to be careful with those kinds of statements right at this point, but I’m sure we’re acting rationally with specific considerations like you’re asking here, Jim.

Greg Pusey:                      Jim. Jim, this is Greg Pusey. Just to make you aware, I mean, we are looking at the overall picture. We’re also looking at how we’re going to maximize the company for shareholders. We’re looking at what products we ultimately expect to bring to market. There’s a lot of new players and a lot of different thoughts, and I would say that it’s a very active and ongoing discussion in this regard.

Jim Kennedy:                   Right. Okay. Well, you know, and again, to Mr. Faulkner’s comments, obviously given his background, he didn’t join here because he thinks in the next couple of months we’re going to the moon here. He seems like a very methodical and a long-term thinker. So, I would hope, and I hope not too many shareholders choke on the comment, I would hope that we do give adequate consideration to designing and conducting a trial where we’re very confident about what we did and what the results might be. So, just some comments.

                                           Last question for you guys. You mentioned the reader, Rich. Is that on track? Is there anything we should worry about on the reader side of this equation?

Richard Donnelly:           No, not that we can see. That project is proceeding nicely, and so, no, there’s nothing that is specific. But, you know, we don’t want to just give a blank slate that everything’s perfect, but we work on that daily right now, and we’re really excited about it. It’s a tremendous tool and it’s really going to be good for, especially, not only in the US but worldwide.

Jeffrey McGonegal:         It eliminates any chance for operator error and it speeds the whole process up.

Jim Kennedy:                   Right. Okay. Okay, guys, thanks a lot.

Richard Donnelly:            Thanks, Jim.

Operator:                           And again, to all of our participants, please press the star and one if you'd like to ask a question. Again, that's star and one.

                                            And with that, we’ll take our next question from the site of Matthew Scala. Your line is open.

Matthew Scala:                 Hi, guys. And congratulations, Daryl, on joining. I wanted to ask about what seems like a high percentage of patients that did not conform to the study criteria. You know, you talked about, a little bit on the follow up, the seven days if the patient didn’t respond to the three phone calls, that was it. Is that the majority of the cause of that? Or were there other issues? I’m guessing, I’m just wondering if there is a center-specific issue that maybe skewed the data here.

Jeffrey McGonegal:         Matt, this is Jeff McGonegal. We are still analyzing those statistics to determine whether or not we see some patterns in there. I’m going to let Rich address some specifics, and maybe John Bealer would have some comments on what he sees. But right now, I’ll turn it over to Rich.

Richard Donnelly:           Yes. Matt, part of the clinical truth in our protocol that we worked out with the FDA was to prove that every single patient that came into the study, we had to prove what’s called the “clinical truth for negative,” which means that none of those patients that were in our study would leave the hospital and have appendicitis and come back to another hospital somewhere and have a surgery. And the method they wanted, or we kind of worked out was that every patient would be called seven days after leaving the ER to confirm that they did not come back to a hospital and have an appendectomy. And as part of that, and part of the whole IRB process that you get approved at the hospital, they don’t want patients in a study to be harassed too much in terms of, you know, they’re voluntarily consenting to be part of a trial. So, to that point, they restrict that, you know, we could only call those patients three times, and if, after three call attempts, they could not be found or reported or confirmed that they did not come back and have an appendectomy, we had to exclude them from the trial. And to answer your question, that is where the majority of exclusions are. And we have even piloted that to kind of get an idea of how many there may be, and we didn’t see this high a number, and that’s really the issue.

                                           And then, to answer your question on did we see any site variations, in our investigation, we definitely zeroed in on one hospital that appeared to have some variation. I can tell you right now that we don’t believe that’s a reason for the skew in our data specifically; our full investigation looks like it may be a patient population issue. And I would like to say that in the next few weeks, I think we can add some really specific clarity to that, but we don’t want to prematurely state what that’s related to, and we will have a lot, I believe, a lot of information that surrounds false negatives in the coming weeks.

Matthew Scala:                 Okay, that's helpful. Thank you, Rich. As far as the sub-segment of women, was that also a growing percentage of the enrolled population here?

Richard Donnelly:           Yes. One thing that’s really encouraging, Matt, is that we continue to see in abdominal pain that there is usually in the mid-60s to 70% of the patients in the trial are women. And we are, you know, we have some special application in women because it is, they’re really the patients that are very difficult to diagnose appendicitis with. And in some recent market research that we did with Covance, for example, they’ve determined that approximately 70% of all abdominal pain in the United States are women, and we think we have a good crosscut of women in our study.

Matthew Scala:                 As far as the cutoffs, was it your intention all along to provide the FDA with those, a cutoff at 15 and a cutoff at 20? Or were we just going with cutoff at 20?

Richard Donnelly:           Well, may I answer that?

Male Speaker:                  Yes.

Richard Donnelly:           Okay. Yes, Matt, part of our FDA study protocol did involve a primary analysis using AppyScore to threshold of 20, which we believe was the correct level based on our pilot study results and on a common statistical method called, that you’re aware of called a ROC analysis. Our FDA study protocol, however, also included a statistical analysis plan to use a ROC analysis to determine the ideal threshold in the patient population in this trial. This is one of the reasons why we chose the threshold of 15 as part of our primary results.

                                           So, what I want to be clear on is yes, this, we’re, you know, having a threshold option lower, like 15, is part of our FDA study and was part of our work. I would highlight one reason why we just wanted to be careful. You’ll note in the statistics that we’ve put out in our press release that in the pilot trial, there was a slight slip in sensitivity, okay? And at the 20 cutoff, it is at the, and that was another reason why we put that in our FDA trial, that we would have the option in our statistical analysis plan to use a ROC analysis, and if we wanted to choose a lower threshold, we obviously have that option. And so, that is why, and I just want to be clear, it is part of our study, it is part of our analyses, and we are very encouraged at that cutoff that the data is, you know, is good.

Matthew Scala:                  Thanks. I guess, just last question here. Is it, over the next few weeks, you’re going to be balancing and obviously parsing a lot of data here, but ultimately making a decision on whether you submit the data in its best form, I guess, to the FDA to try and get FDA clearance, and then with thoughts of, look, is sensitivity and negative predictive value enough to drive adoption in the marketplace or do we just rerun a new study? Is that simplifying it too much or—?

Richard Donnelly:           No, sorry?

Jeffrey McGonegal:         Matt, some of those questions we’re still in the process of analyzing. I think that we don’t have the answers; we see some indications. As Rich mentioned earlier, the FDA does not give us a better grade for better results. They’re more focused on the process and the label indication. But I think we’ll move forward. We still are analyzing subsets of data, and I’m hopeful that, you know, at least partially responds to your question.

Matthew Scala:                 Okay, thank you.

Male Speaker:                  One thing, Matt, I want you to be aware, and I think you are, just the dynamic situation. And we will be doing ongoing studies. We’ve got a new automated product we’re coming with; there’s going to be tons in studies, and expect that there will be an ongoing development as we move forward.

Richard Donnelly:           Yes. And I would add one more point, Matt. The actual, you know, I do want to keep making this point because it is important, the decision to move forward is a strategic decision that we need some time to consider, and we will do that. But that’s separate from the fact that the negative predictive value and sensitivity and specificity targets are not directly related to FDA clearances; they’re not dependent on that. That’s a decision about, that we want to keep an eye on, that you’re specifically talking about which is clinical adoption, et cetera. But it is, from the information we’ve seen so far, white blood cell count association is a tremendous adoption driver because it’s what every doctor does right now. And I would just add the final comment that we do have some very ambitious plans to have a number of additional studies in place in ‘09 to help drive that clinical adoption and get a lot more data points, et cetera.

Matthew Scala:                 Okay. Thank you, guys, for the commentary.

Male Speaker:                  Thanks, Matt.

Operator:                           We'll take our next question from the site of Tom (inaudible). Your line is open.

Oz:                                       Hi, good morning. This is actually Oz from Patar Capital.

Male Speaker:                  Good morning, Oz.

Oz:                                       Good morning. Very quickly, a couple of quick comments. If you look at your pilot study and look at the pivotal study, the numbers you’ve published on the specificity side, you know, they’re very close. On the sensitivity side, obviously, you know, they’re pretty meaningfully different. And two quick questions, that when you look at the different segments of the population, the younger adults, for example, specifically, have you seen the same kind of drop off in the sensitivity? Or was it close to the previous data points, either pilot or other data that you had?

Richard Donnelly:           You know, I don’t think we can directly comment, Oz, on that yet. We know that in general, you know, we can’t blame a certain group or age or et cetera. And I would just add the one comment that, you know, the typical things we see with the test we continue to see. The issue for us is that we don’t see any reason to have any age exclusion in the label claim for the test, and that’s exciting for us because it means we can tap the entire market, even though, from a practical matter, physicians will really want help in patients 30 and under because they’re such, they’re the hardest group to diagnose in many cases, and it is the area, especially in reproduction, women of reproduction age, they’re the hardest to diagnose. But so, that, our final analysis, I think, will give us great striation in that, Oz, and we intend to get that information out.

Oz:                                       And you mentioned that there was one hospital with variation. I’m sure you’re going to dig into it and get more information, but if I recall it right, one of the reasons which you guys maybe started the blind trial a little bit late was you guys wanted to make sure that the pilot study, that if there is an unexpected result, that you can maybe use some of that data and go back and utilize what you have done to maybe find out, I mean, can you help us understand? You know, if you were thinking about that, and here we are, you know, your sensitivity at 73% at 20 cutoff, and that’s a big surprise because all the other data points, you were in the 90s.

Richard Donnelly:           That’s correct, Oz. And just take a look at, in the press release, our pilot study data. The only real issue we saw was, we weren’t sure if it was real or not, was a slight slip in sensitivity. But when we saw the white blood cell combination data, you know, it just looked so clean, it looked like it was the right decision to move forward. But we did mitigate that by ensuring we had in our statistical analysis plan of the FDA trial that cutoff at 15, or a ROC analysis to make sure we got the ideal threshold chosen. So, to answer your question, specifically, the cutoff at 20 surprised us, obviously. And it’s the first time we’ve seen that. And we believe we’re on the right track to try to explain that. It’s too preliminary to tell our shareholders what specifically that is; we need some time to complete those analyses.

                                           But I think it’s very important that yes, you mentioned about site variation. We definitely saw one site variation, but we have concluded to this point, again, we can’t blame that site. It’s more of an issue of they had a large number of lower value type of thing, but it’s not something we can blame.

                                           And to that end, we do not believe, you asked also a question about FDA and could we take the pilot data to FDA. We have one, some other things that are going to be very important. Number one, to have a complete set of well-banked, frozen patient samples for every patient in our trial is also a really valuable piece of study information, so we believe, in the appropriate areas, we can take to the agency, et cetera. I cannot comment how we’d use that, do that; but I do want to say we have a lot of study around, in particular, the false negatives. And again, we’re on some tracks but it’s too premature to comment on what they mean, and et cetera, but we’re on, you know, I think an area to understand this and explain it, and potentially have a fix to the situation.

Oz:                                       Let me ask you another question. You guys have been working on the electronic version of the cassette which would significantly increase the potential reimbursement. At this stage, I guess, if you were to do another test trial, you would most likely do it with the cassette form. Is that, how does that play into the decisions going forward? Meaning, even if you had, let’s say, decent results with ELISA you were going to have to do something, can you give us some sense as to what the possible scenarios look like in terms of making sure this test, if it gets, hopefully when it gets commercialized, it’s commercialized in electronic form?

Richard Donnelly:           Well, the best way to answer that is both, we have not changed our current strategy as we sit here today. And again, we will be able to communicate that with specific clarity once we get by the next few weeks and can really understand where we sit. But these tracks are working independently; I see no reason why we would take the ELISA off the track it’s on, and we don’t want to delay FDA clearance by having to delay for the 15-minute cassette with reader. Our strategy of using the ELISA as our main predicate first device, but we believe we’re on that track and will remain on that track. And what’s nice is the 15-minute cassette with reader operates on its own parallel track.

                                           But I think I can comment that if we wanted to now switch our FDA clearance strategy to put it primarily on the 15-minute cassette with reader, that would be delay, and I don’t think we would do that. So, that’s all I’ll comment on that to this point, Oz, but understand they work in a separate path and they continue to both advance. But right now, it would be much better for us to just keep on our track with our ELISA and let that other development track and FDA strategy fall into place because it’s the, we believe, the fastest way to get the cassette with reader to market.

Oz:                                     I see. And in terms of, you know, the decision to go forward with this, for the FDA clearance, I guess, if you were to find that there was one hospital that had some variations, and if you were to get to the bottom of it and find out the reasons, I guess, are you having constant communications with FDA through your FDA advisors or directly as to how FDA would approach those types of anomalies and things like that?

Richard Donnelly:           I would address it this way. I really want to be clear. First of all, on site exclusions in a blind trial, the FDA don’t like that too much. And I don’t see, I want to be very clear, we do not see a reason for any site exclusion. And what’s really important in this study that we are, in our analysis, very proud of in a way, even though our test was used in a million different ways over several months in a bunch of different sites, we see no issue with specific technician blame, with the device itself in terms of the ELISA running with odd results, and we keep track of all of that. And even in site exclusion, we do not see a reason why we would go to FDA with a site exclusion.

                                           And I just want to be clear, even though we see a site with some uniquely different metrics in our investigation, those metrics are for very good reason. And if I could just state, it’s probably due to patient demographic more than blaming it on a result or blaming it on the test or blaming it on the technician or a miss in sensitivity. So, I don’t want to comment any more than that, Oz. I hope that answers your question.

Oz:                                     Sure. And I don’t want to take too much time, but two quick questions. One, would it make sense to label this test only for women and younger adults? Number one.

                                           Number two, on the animal side, is there anything you’re doing to monetize that sooner than later? And how are things going there?

Richard Donnelly:           Well, the first thing is, one of the really good comments I can make in our preliminary data is we see no reason to go for any kind of subpopulation, age exclusion. We’re pretty confident based on our data that we can get all ages. I mean, what’s exciting for us is, I believe that just in the range of, you know, 10% of patients were over the age of 60. And to be able to deliver the data results we have with that kind of patient, you know, for all ages, I think, is very encouraging because it means when the test is cleared, we would have access to the entire market. We see no reason to have a claim in women or a claim in children at this time. We think the data set is sound overall.

                                           And then, on the animal business, we continue to advance our work with Novartis. There were some specific areas within that entire process that really has us encouraged in terms of the level of involvement Novartis are taking to develop the compound. One negative side of that is that because Novartis is a large worldwide pharmaceutical player, they want to introduce the animal drugs almost simultaneously in the US, the EU, Latin America, and Australia and New Zealand at the same time. It’s a massive worldwide effort with both drugs on the same parallel path within their organization, but I do not see a specific opportunity to monetize those assets faster than we’ve previously communicated. But, you know, I think it is probably a little bit premature to get into that area of, or that option knowing that our primary focus is right here, right now with moving forward with FDA clearance of our test.

Oz:                                      Thank you very much.

Richard Donnelly:           Thanks a lot, Oz.

Male Speaker:                   Kevin, why don't we take one or two more calls?

Operator:                            Very good, sir. We can go next to the site of Tim O'Connell. Your line is open.

Tim O'Connell:                Good morning, gentlemen.

Male Speaker:                  Good morning.

Tim O’Connell:                First, I want to thank you for having this call this morning. I know it’s your first one but I think it’s very helpful to your shareholders.

Male Speaker:                  Thank you.

Tim O’Connell:                Most of my questions have been answered, so the only one left, really, is do you have an approximate timeframe on when that electronic reader, the automatic reader, is going to be available even for trial use?

Richard Donnelly:           From a point of research trial use, which kind of relates to, is it, you know, is it fully GMP validated, et cetera, which would take a longer process, I think it’s fair to say, you know, we anticipate in the next couple of quarters to be able to really start running some serious work with it in a clinical setting. One of the good things I can tell you, Tim, is we see no reason or delay, or it’s not been a problematic process. Many times when you’re trying to develop these kinds of things, they can be somewhat problematic, and we’re quite encouraged that we’re on a good track forward. And so, I think it’s fair to say the next couple of quarters, we’re going to start really ramping up that format.

                                           And one of the other things that’s helping us a lot in development with that is we have a lot of banked, well characterized bank samples that we use that can really accelerate development of that in a semi-clinical setting before you even have to get into hospitals, et cetera.

Tim O’Connell:                Okay, thanks. I guess one other point. Is my understanding that there’s going to be some update in a few weeks on kind of what happened here with this trial, especially in terms of sensitivity?

Richard Donnelly:           That’s correct. I don’t want to specifically say it’s, you know, exactly x weeks or whatever, but yes, that’s the plan, is definitely to get this out as soon as is reasonably prudent.

Male Speaker:                  And as soon as we have material information to communicate.

Tim O'Connell:                Okay, thanks. That's all for me.

Richard Donnelly:           Thank you, Tim.

Operator:                           And we'll go next to the site of Jack Fraser. Your line is open.

Jack Fraser:                      Thanks, guys. Good morning. Daryl, welcome to the crucible. Most of my questions have been answered, but I wonder if I can just spend a minute on understanding, making sure I understood what Rich said.

                                           So, I think you’re saying technician errors have been ruled out, and other than the one site which has some interesting data relative to the others, other types of site-to-site variations have been ruled out. Can you share with us a little bit about what some of the variables will be that you’re exploring for in your data crunch as you go through all of the data, and in particular, with the one site where the data seems to vary some?

Richard Donnelly:           I can’t, maybe I’ll explain it this way. I do want to be clear that yes, we have not seen any kind of technician or site issue that we could blame on this. I can tell you that the key, or call it a variable, the key focus right now is on the false negatives and understanding exactly what’s going on there because, in fact, that is the only surprise we’ve seen here, really. And we think we are on a track to logically explain what’s happened there, but we just want to be careful. It’s premature to speculate exactly because this finding is so important to us. And you’ve got to keep in mind we’re in an environment, too, where all of what we’re doing is being carefully, you know, let’s just say we’re under a, you know, not a surveillance by FDA, but a lot of this has to do with the future of what all of this may look like. So, you have actually have to be careful even in your characterizations of things because we’re in the process of gaining a, or hope to be in a process to gain a clearance here, so we’ve got to be careful with that.

                                           But I can tell you, in terms of variables, it's fair to characterize there's a lot of time and effort being spent on false negative samples. We have every, virtually, you know, not every scientist here is working on that, but we have some areas we’re pursuing and are optimistic that we can explain a lot of information that’s around that. But again, it’s premature. I hope you just bear with us. You know, we’ve been working nonstop over the last four days.

Jack Fraser:                     Understood. And so, just to remind all of us, in terms of the actual data crunch, is your data crunch being done jointly, internally and with outside consultants, or how are you conducting that?

Richard Donnelly:           Outside consultants because the trial is independent. We have, it’s a combination of both here, but imagine, now we’re getting into the sweet spot of electronic data crunching which really gives you some traction. You know, to give you just an example, the statistical analysis plan of a study like this has about three reams of paper, and when you print it out, it’s a massive piece of data. But we’re starting to really get some traction in the electronic breakdowns, et cetera, and feel we’re very comfortable there. And I think it’s fair to mention that, you know, we’re also bringing in other statistical consultants to make sure that we’re not missing something, to make sure we’re, you know, there’s a lot of ways you can slice and dice data.

                                           And I would just make one comment that is important. The data that goes to the FDA is totally dependent on our Intended Use claim, and supporting that as part of all the work we’ve done for clearance. And the data that actually goes to FDA may look a lot different than the data that’s here because it’s all about how you support your Intended Use claim. So, to that end, that’s why we keep cautioning these are preliminary results. They are certainly material results we had to tell people about as soon as possible, but in the end, give us time to get the final analysis completed because I think that’s going to have a picture not only that’s more clear, it should be more favorable for us to gain clearance.

Jack Fraser:                     Okay. That’s very fair. Thank you. And so, my last question is, what should we as investors look to in upcoming weeks with respect to divulgence of your data crunch? I mean, what do you think you’re going to be able to do and what should we look forward to talking about that won’t offend the agency’s requirements?

Richard Donnelly:           Well, again, it’s a little premature to state that specifically, Jack. Obviously, with the new talent, Daryl coming on to help us, we’re going to be very methodical in how we communicate this. But people deserve an explanation, so we will work hard to get those facts out.

Jack Fraser:                      Okay. Thanks very much, guys, and best wishes.

Male Speaker:                   Thanks, Jack.

Jack Fraser:                     Thank you, guys.

Operator:                          And that concludes our question and answer session. I'd like now to turn the call back over to Mr. Pusey. Mr. Pusey, please proceed.

Greg Pusey:                      Well, I would like to thank everybody for their patience. We have not moved one iota on our commitment to advancing this technology. Hopefully, those of you who have been hurt have not been, will bear through this situation like the rest of us, but we still remain confident in what we’re doing, and we look forward to sharing update and progress as we proceed forward. Thank you very much.

Male Speaker:                  Thanks, everybody.

Male Speaker:                  Thank you.

Operator:                          Thank you, ladies and gentlemen, for joining us today. This concludes today's conference. You may now disconnect. Thank you.